Exhibit 5.2

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
February 26, 2016	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
Huntsman International LLC	Düsseldorf	Rome
10003 Woodloch Forest Drive	Frankfurt	San Diego
The Woodlands, TX 77380	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re:                             Registration Statement on Form S-4 with respect to $400,000,000 in Aggregate Principal Amount of 5.125% Senior Notes due 2022 and €300,000,000 in Aggregate Principal Amount of 4.25% Senior Notes Due 2025

Ladies and Gentlemen:

We have acted as special counsel to Huntsman Ethyleneamines LLC, Huntsman Fuels LLC, Huntsman International Fuels LLC and Huntsman Propylene Oxide LLC, each a limited liability company organized under the laws of Texas (collectively, the “Texas Guarantors”) in connection with the registration of $400,000,000 in aggregate principal amount of 5.125% Senior Notes due 2022 (the “2022 Exchange Notes”) and €300,000,000 in aggregate principal amount of 4.25% Senior Notes due 2025 (the “2025 Exchange Notes” and, together with the 2022 Exchange Notes, the “Exchange Notes”) by Huntsman International LLC, a limited liability company organized under the laws of Delaware (the “Issuer”), and the guarantees of the Exchange Notes by certain subsidiaries of the Issuer, including the Texas Guarantors (the “Guarantees”), under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on February 26, 2016 (the “Registration Statement”).  The 2022 Exchange Notes and the Guarantees will be issued pursuant to the indenture, dated as of November 13, 2014 (the “2022 Indenture”), among the Issuer, the guarantors named therein, and Wilmington Trust, National Association, as trustee (the “Trustee”).  The 2025 Exchange Notes and the Guarantees will be issued pursuant to the indenture, dated as of March 31, 2015 (the “2025 Indenture” and, together with the 2022 Indenture, the “Indentures”), among the Issuer, the guarantors named therein, the Trustee, and Citibank, N.A., London Branch, as paying agent, transfer agent, registrar and authenticating agent (the “Agent”).  The 2022 Exchange Notes and Guarantees will be issued in exchange (the “2022 Exchange Offer”) for the Issuer’s outstanding 5.125% Senior Notes due 2022 issued on November 13, 2014 (the “Outstanding 2022 Notes”) and the 2025 Exchange Notes and Guarantees will be issued in exchange (the “2025 Exchange Offer” and, together with the 2022 Exchange Offer, the “Exchange Offers”) for the Issuer’s outstanding 4.25% Senior Notes due 2025 issued on March 31, 2015 (the “Outstanding 2025 Notes”), in each case on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as an exhibit thereto.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Issuer, the Texas Guarantors, and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the States of New York and Texas and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.              Each of the Texas Guarantors is a limited liability company under the Texas Business Organizations Code.  With your consent, based solely on certificates from public officials, we confirm that each of the Texas Guarantors is validly existing and in good standing under the laws of the State of Texas.

2.              The 2022 Indenture (including the Guarantees contained therein) has been duly authorized by all necessary limited liability company action of each of the Texas Guarantors and has been duly executed and delivered by each of the Texas Guarantors.  When the 2022 Exchange Notes have been duly executed, issued and authenticated in accordance with the terms of the 2022 Indenture and delivered against the due tender and delivery to the Trustee of the Outstanding 2022 Notes in an aggregate principal amount equal to the aggregate principal amount of the 2022 Exchange Notes as contemplated by the Registration Statement, the Guarantees will be legally valid and binding obligations of the Texas Guarantors, enforceable against the Texas Guarantors in accordance with their terms.

3.              The 2025 Indenture (including the Guarantees contained therein) has been duly authorized by all necessary limited liability company action of each of the Texas Guarantors and has been duly executed and delivered by each of the Texas Guarantors.  When the 2025 Exchange Notes have been duly executed, issued and authenticated in accordance with the terms of the 2025 Indenture and delivered against the due tender and delivery to the Agent of the Outstanding 2025 Notes in an aggregate principal amount equal to the aggregate principal amount of the 2025 Exchange Notes as contemplated by the Registration Statement, the Guarantees will be legally valid and binding obligations of the Texas Guarantors, enforceable against the Texas Guarantors in accordance with their terms.

Our opinions are subject to:  (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy and (iv) we express no opinion with respect to (a) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in Section 4.05 of the Indentures, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Exchange Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (m) any provision to the extent it requires that a claim with respect to the Exchange Notes (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (n) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indentures, the Guarantees, and the Exchange Notes (collectively, the “Documents”) have been duly authorized by the parties thereto (other than the Texas Guarantors) and have been duly executed and delivered by the parties thereto (other than the Texas Guarantors), (b) that each of the Documents constitutes or will constitute legally valid and binding obligations of the parties thereto other than each of the Texas Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.  We have further assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement and (ii) the Exchange Offers will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is filed as an exhibit.  In rendering our opinion in paragraph 1 above as to the good standing of the Texas Guarantors in Texas, we have relied solely upon a statement of Franchise Tax Account Status dated as of February 26, 2016 obtained through the website of the Office of the Comptroller of Public Accounts of Texas, which statement expressly states that, as of the date thereof, the right of Texas Guarantors to transact business in Texas is “active.”

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  Stoel Rives LLP is authorized to rely upon the foregoing opinion in its capacity as legal counsel to the Issuer and in connection with the rendering of its opinion to the Issuer dated as of the date hereof as fully as if this opinion were addressed to it.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP